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                                                                   Exhibit 10.15

                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION

         Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 27th day of February, 1997, by and between F & M Bancorporation, Inc., a Wisconsin corporation, F & M Merger Corporation, a Wisconsin corporation and Citizen's National Bancorporation, Inc., a Wisconsin corporation.

1.       Definitions.

         The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

         1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

         1.2 "BANK" shall mean The Citizen's National Bank of Darlington, 207 Wells Street, P.O. Box 90, Darlington, Wisconsin 53530.

         1.3 "BANK Stock" shall mean BANK's voting capital stock $100.00 par value.

         1.4 "CNB Shareholders" shall mean the shareholders of CNB identified in the Schedule of Shareholders attached hereto as Exhibit 1.4.

         1.5 "CNB Counsel" shall mean Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927, Attn: John Knight, Esq.

         1.6 "CNB" shall mean Citizen's National Bancorporation, Inc., 207 Wells Street, Darlington, Wisconsin 53530.

         1.7 "CNB Common" shall mean CNB's voting common stock, no par value.

         1.8 "Closing Date" shall mean the date set by mutual agreement of CNB and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

         1.9 "Effective Time" shall mean the date the Articles of Merger are filed with the State of Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services (the "Division"). The Articles of Merger shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and CNB, but shall not be effective prior to the Closing Date.

         1.10 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

         1.11 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

         1.12 "F & M Selling Price" shall mean the average closing price for F & M Common, as quoted on the NASDAQ National Market System ("NASDAQ"), for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.

         1.13 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.





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         1.14    "Securities Counsel" shall mean Quarles & Brady, 411 East
Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V.  Hallett,
Esq.

         1.15 "Subsidiary" shall mean F & M Merger Corporation, One Bank Avenue, Kaukauna, Wisconsin 54130, a wholly-owned subsidiary of F & M.

         1.16 "Registration Statement" shall mean the Registration Statement of F & M as amended pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of CNB to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

2.       Preamble.

         F & M and Subsidiary are multi-bank holding companies with subsidiary banks located in Wisconsin. BANK is a national banking corporation located in Darlington, Wisconsin and is a wholly-owned subsidiary of CNB. F & M and CNB, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M, Subsidiary and CNB each believe that this transaction is in their best interests and in the best interests of their shareholders and communities and desire to set forth their agreement and understanding in this Agreement.

         The parties have considered the proposed merger and believe that a merger between CNB and Subsidiary resulting in BANK becoming a subsidiary of F & M will be in the best interest of their respective corporations, shareholders, and communities. The merger of CNB into Subsidiary is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

         In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.       Merger of CNB into Subsidiary.

         3.1 Surviving Corporation. At the Effective Time of the merger, CNB shall be merged into Subsidiary in accordance with the laws of the State of Wisconsin. Subsidiary shall be the surviving corporation and the separate corporate existence, identity, and the organization of CNB, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, Subsidiary shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of CNB and shall be subject to all liabilities, obligations, limitations and duties of Subsidiary as described in this Agreement.

         3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common as may be necessary to effect the merger, as described under paragraph 3.3 below.

         3.3 Exchange of CNB Common. At the Effective Time, the shares of the CNB Common shall be converted into shares of F & M Common as follows:

                 (a) All CNB Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the F & M Stock Offer by the number of outstanding shares of CNB Common at the Effective Time, rounded to three decimal places. The Exchange



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Ratio shall be multiplied by the number of shares of CNB Common held by each
CNB Shareholder to determine the number of shares of F & M Common to be issued to that CNB Shareholder.

                 (b) Subject to satisfying the requirements of paragraph 3.4, the F & M Stock Offer is Five Hundred Twenty-five Thousand (525,000) shares of F & M Common.

                 (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Selling Price.

         3.4 Adjustment to F & M Stock Offer. The F & M Stock Offer is subject to adjustment as of the Closing Date by an amount equal to 1.65 times the sum of all amounts determined under subparagraphs (a) through (g) below divided by the F & M Selling Price, rounded to the nearest whole share. If the sum is a negative number, the quotient thus determined shall be subtracted from the F & M Stock Offer. If the sum is a positive number, the quotient thus determined shall be added to the F & M Stock Offer. The adjustment factors are as follows:

                 (a) The amount of all uncollected loans or leases which are considered as, or have the probability of becoming, losses (i) as determined by F & M's due diligence review of BANK, if any, as set forth in writing to CNB (which shall be upon agreement of the parties regarding the loans and leases to be included therein be designated as Exhibit 3.4 (a) to this Agreement) within forty-five (45) days following execution of this Agreement, provided, however, that CNB may terminate this Agreement without any liability or responsibility to F & M whatsoever if CNB determines in its sole discretion within fifteen
(15) days following the notice of the proposed adjustment to CNB that CNB is not satisfied with the proposed adjustment under this section of such review,
or (ii) based upon circumstances which first arise and become known to   F & M
after the execution of this Agreement, subject, however, to the mutual agreement of the parties, and if the parties are unable in good faith to reach such a mutual agreement, either party may withdraw from the transaction;

                 (b) The amount by which the expenses of this transaction [as set forth in paragraph 4.4(d)] exceed the limit set forth in paragraph 4.4(d);

                 (c) As a result of any change in accounting practices or procedures adopted by CNB or BANK, other than at the request of F & M, after the date of this Agreement and prior to the Closing Date which have an adverse affect on BANK's equity;

                 (d) If the total actual 1997 earnings of BANK, determined in accordance with generally accepted principles applied on a consistent basis ("GAAP"), net of tax effect (the "Actual Earnings") for the period from January 1, 1997, to the end of the month prior to the Closing Date are less than Sixty-nine Thousand Dollars ($69,000) per month (the "Minimum Earnings"), the amount of this difference shall be a negative adjustment to the F & M Stock Offer. If the total 1997 Actual Earnings for the period from January 1, 1997, to the end of the month prior to the Closing Date exceed Ninety Thousand Dollars ($90,000) per month (the "Maximum Earnings") the amount of this excess shall be a positive adjustment to the F & M Stock Offer. The actual expenses of this transaction as set forth in Exhibit 4.4(d), any audit expenses arising
from an audit requested by    F & M and any amount necessary to increase BANK's
reserve for loan and lease losses requested by F & M shall not be considered in determining BANK's Maximum Earnings or Minimum Earnings, or BANK's equity under paragraph 4.4(f);

                 (e) The amount equal to the difference between the fair market value, if lesser than book value, of any OREO of BANK;



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                 (f)  The amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the change in control of BANK contemplated by this agreement; and

                 (g) As a result of any unfunded or underfunded liability in any benefit plan maintained by BANK assuming the complete termination of such plan, any costs of bringing such plan into compliance with law and any costs of terminating such plan.

         3.5 Right to Terminate. F & M shall have the right to terminate this Agreement without liability to CNB or its shareholders by giving CNB notice of its election to do so within fifteen (15) days after F & M completes its due diligence review of CNB and BANK. F & M shall complete its due diligence review of BANK within forty-five (45) days of execution of this Agreement.

         3.6 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

         3.7 Bylaws. The Bylaws of Subsidiary in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

         3.8 Officers, Directors and Employees. The officers and directors of Subsidiary at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation. F & M shall also enter into an Employment Agreement in the form attached as Exhibit 3.8 with Timothy P. McGettigan for the term described in such Employment Agreement.

4. Representations and Warranties of CNB. CNB, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M, each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by, or any notice to F & M:

         4.1 Ownership and Authority. The current CNB Shareholders are identified in the Schedules attached hereto as Exhibit 1.4.

         4.2     CNB Organization and Authority.

                 (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement upon receiving the necessary shareholder and regulatory approval. CNB is duly registered and authorized to operate as a bank holding company. CNB is only qualified to do business in the State of Wisconsin.

                 (b) CNB has good and marketable title to Seventy-five Hundred (7,500)shares of BANK Stock, free and clear of any and all claims, mortgages, liens, security interests, pledges or other encumbrances of any kind whatsoever.

                 (c) CNB is presently authorized to issue Fifteen Thousand (15,000) shares of CNB Common. CNB presently has Seven Thousand Thirteen (7,013) shares of CNB Common validly and legally issued and outstanding, all of which are fully paid and nonassessable, except as provided by Wis. Stats.
Section 180.0622(2)(b). Treasury shares will not participate in this exchange. CNB has not issued, and does not have outstanding, any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities of any type.



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                 (d)  The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval exclusive of the shareholder vote required under applicable law which will be taken before the Closing Date, and will not violate any provision of CNB's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which CNB is a party, or by which CNB is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by CNB's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which CNB is subject.

         4.3     BANK Organization and Authority.

                 (a) BANK is duly organized, validly existing and in good standing under the laws of the United States and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK has its main office in Darlington, Wisconsin and has a branch office in Hazel Green, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.

                 (b) BANK is authorized to issue Seventy-five Hundred (7,500) shares of BANK Stock, BANK's only class of stock. BANK has Seventy-five Hundred (7,500) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable except as provided by the laws of the United States.

                 (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

                 (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval, exclusive of the shareholder vote required under applicable law which will be taken before the Closing Date, and will not violate any provision of BANK's articles of association or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

         4.4     Financial Matters.

                 (a) True copies of CNB's financial statements, consisting of balance sheets, consolidated statements of operations, consolidated statements of cash flow, and consolidated statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993, have been delivered by CNB to F & M ("CNB's Financial Statements"). All of CNB's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of CNB as of their respective dates, and the earnings for the periods covered, all determined in accordance with generally accepted accounting standards applied on a consistent basis.

                 (b) To the best knowledge of CNB and BANK, BANK does not have any loans presently outstanding which may result in material adverse effect on the financial condition of BANK because such loan is not in compliance with the requirements of federal or state banking laws or regulations, which present any greater than normal risk of collection or which were not made in the normal course of business. BANK's last



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examination by the Office of the Comptroller of the Currency ("OCC") was as of
September 30, 1995 for which a report has been prepared and as of September 30, 1996 for which a report has not yet been delivered to BANK. CNB was last examined by the Federal Reserve Bank of Chicago ("FRB") as of December 31, 1993. To the best knowledge of CNB and BANK as of the date hereof BANK does not have any loans which are reasonably expected to result in a loss to BANK before the Closing Date, except as set forth in the attached Exhibit 4.4(b). Neither CNB nor BANK has notice of any adverse regulatory action or proceeding against BANK, or CNB or their respective officers, directors, or employees, nor to their best knowledge has any such action been threatened against BANK, or CNB or their respective officers, directors or employees.

                 (c) CNB and BANK have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the CNB Financial Statements as of December 31, 1995, except (i) to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Financial Statements referred to in paragraph 4.4(a), as set forth in Exhibit 4.4(c), free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due; (ii) as noted in the Financial Statements or the notes thereto; (iii) statutory liens not yet delinquent; (iv) security interests granted incident to borrowings by BANK from the Federal Reserve Banks, the Federal Home Loan Banks or secured deposits of funds by federal, state, municipal or other governmental agencies; (v) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (vi) liens in connection with repurchase agreements. Neither CNB nor BANK has any notice of any special assessment which will be levied or assessed against any real property owned or leased by either of them. To the best of CNB's and BANK's knowledge, all real property owned, operated and leased by CNB and/or BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations as currently applicable to CNB or BANK as the case may be including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances and regulations. Neither CNB nor BANK has received any citations, notices, charges or other complaints claiming a violation of the foregoing nor is either CNB or BANK aware of any investigation of any alleged violation.

                 (d) For the period from January 1, 1997 to December_31, 1997, BANK has projected in good faith that its ordinary earnings determined in accordance with generally accepted accounting principles, applied on a consistent basis, net of tax effect shall be Eight Hundred Ninety-two Thousand Nine Hundred Fifty and 00/100 Dollars ($883,468.00). The expenses of this transaction are those incurred by CNB and BANK for legal, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of CNB by F & M (exclusive of the audit performed at the request of F & M) and will be reasonable and customary and will not in any event exceed One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00).

                 (e) All property and assets owned or currently in use by CNB and BANK, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in either CNB's or BANK's possession, are in good operating condition and repair subject only to normal wear and tear and are set forth on the attached Exhibit 4.4(e) [for personal property only items with an original cost basis of Five Hundred and 00/100 Dollars ($500.00) or more]. If CNB or BANK lease any real or personal property, a separate schedule clearly identifying such leased property will be included in Exhibit 4.4(e). As of the Closing Date, all such property and assets will be in the condition represented above.

                 (f) As of December 31, 1996, BANK's equity, determined in accordance with GAAP, but excluding (i) any adjustment (positive or negative) to such equity pursuant to FASB 115, and (ii) the year end adjustment to increase its reserve for loan and lease losses to 1.50 percent of loans and leases was Nine Million Six Hundred Twenty-eight Thousand and 00/100 Dollars ($9,628,000.00).



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                 (g)  For the fiscal year ended December 31, 1996, after
excluding amounts paid for new positions, temporary employees and student apprentices created in 1996, BANK did not increase the amount of the salaries, wages, bonuses or other cash compensation by an aggregate amount which exceeds six and 88/100 percent (6.88%) of the aggregate amount of such salaries, wages, bonuses or other cash compensation for the fiscal year ended December 31, 1995.

         4.5 Changes Since December 31, 1996. Since December 31, 1996, with respect to CNB and BANK there has not been:

                 (a) Any loss, damage, destruction or failure to maintain the tangible assets of CNB or BANK (whether or not covered by insurance), or affecting its business or properties, which will materially adversely affect the financial condition or operations of CNB or BANK.

                 (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by CNB or BANK ineffective in whole or in part.

                 (c) Any acquisition by CNB or BANK of a capital asset at a cost in excess of Five Thousand Dollars ($5,000.00).

                 (d) Any amendment to their Articles of Incorporation or Bylaws.

                 (e) Any change in accounting procedures, practices or methods from those used by CNB or BANK in prior years provided, however, that prior to December 31, 1996, (i) BANK increased its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases, provided, however, such increase in excess of 0.95% of BANK's reserve for loans and leases shall not reduce the purchase price payable by F & M under this Agreement, and such purchase price shall be calculated as if such increase in reserves for loan and lease losses did not occur, unless the increase results from losses charged to the reserve, and (ii) BANK and CNB paid certain expenses associated with this transaction with the prior consent of F & M.

                 (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of BANK, except that for 1997, BANK may (i) grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, four and 36/100ths percent (4.36%) of the wages and salaries being paid as of December 31, 1996, and (ii) pay bonuses for the 1996 fiscal year which do not exceed those paid for the fiscal year ended December 31, 1995 without the prior consent of F & M.

                 (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of CNB Common or BANK Stock, any other class of stock, or other securities of CNB or BANK.

                 (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to CNB Common or BANK Stock or any redemption, purchase or other acquisition by CNB or BANK of any stock or any other repayments to the shareholders of CNB or BANK except for dividends declared for the 1996 fiscal year will not exceed Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00) and for the 1997 fiscal year will not exceed One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00).

                 (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

                 (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by CNB's and BANK's December 31, 1996 Financial Statements, provided, however, that (i)



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under no circumstances shall the total outstanding balances of such borrowings or other indebtedness (except for borrowings under subpart (ii) below exceed the total amount historically borrowed by BANK for similar purposes, and (ii) in the case of borrowings from the Federal Home Loan Bank (the "FHLB"), the total outstanding borrowings shall not at any time exceed Two Million and 00/100 Dollars ($2,000,000.00).

                 (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of CNB or BANK in addition to those disclosed by CNB's December 31, 1996 Financial Statements, except to provide security for deposits with BANK in the ordinary course of its business as set forth in
Exhibit 4.4(k), and to the Federal Home Loan Bank in connection with borrowings from that Bank as and to the extent permitted under this Agreement.

                 (l) Any sale, transfer or other disposition of assets of CNB or BANK except in the normal course of business and consistent with past practices, and except for transfers made to its investment subsidiary for investment purposes and not for resale BANK has not sold, transferred or disposed of any securities prior to maturity.

                 (m) Any material change in the manner in which business was being conducted by CNB or BANK prior to December 31, 1996, or other material failure by CNB or BANK to use their best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

                 (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirement or other condition which are materially different from those upon which BANK made loans prior to December 31, 1996, except to the extent such difference is in response to competitive conditions encountered by BANK.

                 (o) Any change in the arrangements currently utilized by BANK for performing its data processing without the prior written consent of F & M.

                 (p) Any other materially adverse change in CNB's or BANK's prospects, financial condition, assets, liabilities, properties or business.

         4.6     Liabilities.

                 (a) Neither CNB nor BANK has any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving CNB or BANK or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the CNB's Financial Statements described above or in
Exhibit 4.6(a). To the best of their knowledge, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of CNB or BANK.

                 (b) To the best of their knowledge and except as disclosed on Exhibits 3.4(a) and 8.19, all parties with whom CNB and BANK have contractual arrangements are in compliance therewith. Neither CNB nor BANK has declared, nor is either of them prepared to declare, any such parties in default under any such contractual arrangements. Neither CNB nor BANK is in default in any material respect under any contracts to which either of them is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of CNB or BANK or result in the creation of any lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of CNB or BANK. None of the contracts to which CNB or BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

                 (c) To the best of their knowledge, CNB and BANK are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws,



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

the violation of which would have a material adverse effect on the financial condition of CNB or BANK. Neither CNB nor BANK has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

                 (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of its knowledge, threatened against, or involving CNB or BANK or affecting their assets, properties or business. Neither CNB nor BANK knows or have any grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

                 (e) A schedule of all insurance policies in effect as to CNB and BANK is set forth in Exhibit 4.6(e). All policies of insurance carried by BANK are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of CNB or BANK required to be bonded. Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

         4.7 Taxes. CNB and BANK have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and has paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in CNB's Financial Statements and which will be provided for prior to the Closing Date will be adequate for the payment of any unpaid taxes as of such dates. CNB's federal income tax return has never been audited. Neither CNB nor BANK has waived any restrictions on the assessment or collection of any taxes or consented to the extension of any statute of limitations relating to any tax liability. Neither CNB nor BANK has determined or been advised that either CNB or BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by CNB or BANK.

         4.8 Contracts and Commitments. Except as disclosed in Exhibit 4.8, neither CNB nor BANK has any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of CNB or BANK.

         4.9 Reporting and Withholding on Payment of Interest. To the best of CNB's and BANK's knowledge, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of CNB's and BANK's knowledge, all reporting to the IRS required of BANK has been done in a timely manner via proper medium. BANK has not been advised of any violation or potential violation with respect to such reporting requirements.

         4.10    Employees and Employee Benefits.

                 (a) CNB does not have any employees. Neither CNB nor BANK is a party to or is bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by either CNB or BANK as the case may be without penalty, (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in paragraphs 4.10(b) and 4.10(c) to this Agreement.

                 (b) CNB does not have any pension, profit sharing or other types of employee pension benefits plan. All pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") are described in Exhibit 4.10(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To CNB's and BANK's best knowledge, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. Neither CNB nor BANK has any knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

                 (c)  CNB does not have any employee welfare benefit plans.
All employee welfare benefit plans of BANK (the "Welfare Plans") are described in Exhibit 4.10(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To CNB's and BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. Neither CNB nor BANK has any knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

                 (d) No person or governmental agency has made any claim against CNB or BANK or their respective directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached, (iii) a failure to comply with federal and state wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) that CNB or BANK has committed an unfair labor practice(s).

         4.11    Environmental Matters.

                 (a) To the best knowledge of CNB and BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to CNB or BANK or, to the best of CNB's and BANK's knowledge upon any real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

                 (b) Based upon such information which has come to BANK in the ordinary course of business, but without making any independent investigation or verification, neither CNB nor BANK is specifically aware of any such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.11(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by CNB or BANK, or which secures a loan made by BANK or which may be acquired by BANK in foreclosure.

         4.12 Accuracy of All Statements. No representation or warranty by CNB or BANK in this Agreement or otherwise, in any of CNB's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of CNB or BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         4.13 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which are provided or reviewed by CNB with respect to CNB or BANK will not, at the date it is first mailed or delivered to the CNB's Shareholders, and will not, at the date or dates of the meeting of CNB's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, CNB makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

         4.14 Financial Adviser. Except for the services of Robert W. Baird & Co. Incorporated ("Baird"), CNB has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement. Any fees or expenses payable to Baird shall be paid by CNB, which fees and expenses are included in the estimate of expenses set forth in paragraph 4.4(d).

5.       Representations and Warranties of F & M.

         F & M, by its duly authorized officers, employees or other agents makes the following representations to CNB, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to BANK except as set forth herein.

         5.1     Organization and Authority.

                 (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

                 (b) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the approval of its shareholders and the federal and state regulatory authorities. Subsidiary is only qualified to do business in the State of Wisconsin.

                 (c) F & M is authorized to issue Twenty Million (20,000,000) shares of F & M Common and has Seven Million Four Hundred Twenty-one Thousand Nine Hundred Thirty-three(7,421,933) shares issued and outstanding. F & M will issue additional shares of F & M Common prior to the Closing Date. These outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

         5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate action and will not violate any provision of F & M's or Subsidiary's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M or Subsidiary is a party, or by which F & M or Subsidiary is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M or Subsidiary is subject except as set forth in this Agreement.

         5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b). Such shares of F & M Common shall have been registered by F & M under the Securities Act of 1993, and shall be freely transferrable thereunder (except for restrictions on transfer applying to affiliates of F & M and BANK).

         5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December_31, 1995 and 1994, have been delivered by F & M to BANK (F & M's Financial Statements). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements have not been restated to reflect F & M's acquisition of F & M Bank-Algoma (f/k/a Community State Bank), which is being accounted for as a pooling of interests.

         5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, either threatened, pending or outstanding against or which may have a material adverse effect on F & M or Subsidiary or their properties or business, nor does F & M or Subsidiary know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

         5.6 Severance Plans. The Restated Employee Severance Benefits Plan and the Restated Executive Severance Benefits Plan, as adopted and amended by F & M, shall apply to all employees of BANK following the closing of the transaction contemplated by this Agreement, provided, however, Timothy P. McGettigan or Robert D. Martin are terminated by F & M or BANK without cause or due to reduction in workforce within twelve (12) months of the Closing Date Robert D. Martin shall receive the greater of the benefits payable under such plan or fifty-two (52) weeks of benefits under such plan and Timothy P. McGettigan shall only be entitled to the severance benefits under his employment agreement. Continuous years of service for all employees with BANK prior to the Closing Date shall be considered years of service with F & M under these plans.

         5.7 Accuracy of All Statements. No representation or warranty by F & M or Subsidiary in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to
be furnished by or on behalf of   F & M or Subsidiary pursuant to this
Agreement, nor any document or certificate delivered to CNB pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to the CNB Shareholders, and will not, at the date or dates of the meeting of the CNB Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M makes no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it relates to CNB or BANK.

         5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M with CNB without the intervention of any broker or third party on behalf of F & M.
F & M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

         5.10 BANK's Status. F & M has no present plans to alter BANK's status as an independent bank operating under its own charter, although F & M may convert BANK to a state member bank following the Closing Date. F & M may, at some future time, determine that merger, consolidation, reorganization or sale of substantially all of the assets of BANK with or to other subsidiary banks of F & M, Subsidiary or others may occur and nothing herein shall be construed to limit or diminish the rights of F & M or Subsidiary or their successors or assigns from taking any such action.

6.       Covenants of CNB.

         CNB hereby covenants and agrees as follows:

         6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of CNB and BANK and CNB or BANK as the case may be shall furnish or cause to be furnished to F & M or its authorized representative all information with respect to the affairs and business of CNB or BANK as F & M may reasonably request.

         6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, CNB and BANK:

                 (a) Shall carry on their business diligently and substantially in the same manner as heretofore and shall not engage in or institute any unusual or novel methods of doing business or changes in accounting procedures or practices without the prior written consent of F & M, provided, however, that BANK will increase its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases prior to December 31, 1996 and shall use their best efforts to inform F & M in advance before either introducing any new products or services or modifying any existing products or services.

                 (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases which became effective on or after January 1, 1997 for the 1997 calendar year (regardless if approved before or after January 1, 1997) exceed in the aggregate four and 36/100 percent (4.36%) of the total compensation paid to the officers, directors or employees of BANK as of December 31, 1996, (ii) for the fiscal year ended December 31, 1996, increase the amount of any bonus paid by BANK in excess of the amount paid by BANK for the year ended December 31, 1995, (iii) pay any bonuses for the 1997 fiscal year, or(iv) increase or decrease the benefits provided under, the contribution to, or the cost sharing allocation of any employee fringe benefit or any of the benefit plans described in Exhibits 4.10(b) and 4.10(c), except for normal adjustments imposed by third party providers.

                 (c) Except with the prior written consent of F & M shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with CNB's or BANK's past business practices.

                 (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to

F & M, (iii) indebtedness to the FHLB subject to the dollar limit set forth in paragraph 4.5(j), or (iv) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

                 (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except that dividends may be paid by CNB prior to the Closing Date provided that the total of all dividends declared in the fiscal year ended December 31, 1996 do not exceed Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00), and that the total of all dividends declared in the 1997 fiscal year do not exceed One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00) without the prior written consent of F & M.

                 (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

                 (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

                 (h) Shall make adequate provision for any income tax which will be due with respect to any 1996 or 1997 earnings accrued prior to the Closing Date and shall file all tax reports or returns and pay all income, franchise, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

                 (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of CNB and BANK.

                 (j) Shall use their best efforts (without making any commitments on behalf of F & M) to preserve their business organization intact, to keep available to F & M the present key officers and employees of CNB and BANK and to preserve for F & M the present relationships of CNB and BANK with their suppliers, customers and others having business relations with them.

                 (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK or its investment subsidiary prior to their normal maturity dates without the prior written consent of F & M.

                 (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of CNB or BANK.

                 (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources. F & M understands that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

                 (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below eight percent (8%).

                 (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the OCC, the FRB or any other regulatory agency having jurisdiction over CNB and BANK.

                 (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to CNB and BANK, or their businesses or operations.

                 (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interests accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

         6.3 Audited Financial Statements. BANK shall, at F & M's expense, deliver audited financial statements to F & M for the period ended December 31, 1996 on or before April 15, 1997. The audit will be performed by Wipfli Ullrich & Bertelson, L.L.P.

         6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of CNB, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders meeting.

         6.5 1997 Budget. Prior to formal adoption by BANK, CNB will submit BANK's 1997 budget to F & M.

         6.6 Reserves for Loan and Lease Losses. Prior to December 31, 1996, BANK increased its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases and shall take such action as may be necessary to maintain this reserve at this level until the Closing Date, provided however that the amount of such increase from Ninety-five one hundredths percent (0.95%) of loans and leases to one and 50/100 percent (1.50%) of loans and leases shall not be considered in determining BANK's Minimum Earnings under paragraph 3.4(d), or equity under paragraph 4.4(f) unless the amount results from a loss or expense charged to such reserve.

7.       Covenants of F & M.  F & M hereby covenants and agrees as follows:

                 (a) As promptly as practicable after the execution of this Agreement, F & M, with the cooperation of CNB and BANK, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M, with the cooperation of CNB and BANK, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M shall also use its best efforts to qualify, under the blue sky laws of the various states in which CNB Shareholders are located, the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for CNB's Shareholders.

                 (b) As promptly as practicable after the execution of this Agreement, F & M shall take such action as may be necessary to cause Subsidiary to perform its obligations in connection with this transaction under this Agreement.

                 (c) As promptly as practicable after the execution of this Agreement, F & M shall take action to obtain regulatory approval of this transaction.

                 (d) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

         7.2 Officers, Directors and Employees. The present members of BANK's Board of Directors will be retained by F & M as directors of the BANK provided that continued membership on the board is consistent with safe and sound banking practices and is in the best interest of F & M and BANK. Retirement from the Board of Directors will occur at age seventy (70), as provided by F & M policy, provided that any current director may remain a director until the earlier of either two (2) years from the Effective Date or the 1999 annual shareholders' meeting of the BANK. F & M contemplates that BANK's current employees will continue to be responsible for the BANK's operations in general, subject to review and supervision by F & M, as
determined by     F & M to be consistent with safe and sound banking practices and the best interest of F & M and BANK. The salaries and benefits to be offered will be consistent with those currently received by the employees of F & M or its subsidiary banks holding similar positions. Years of service with BANK shall, to the extent permitted by applicable law, be counted as years of service with F & M and the surviving corporation. In the unlikely event positions with the BANK are eliminated as a result of the transaction contemplated by this Agreement, the employees affected by such action will be covered by F & M's severance plan, applicable to their position at the time the positions are eliminated, based upon their years of service with BANK.

         7.3 Directors' and Officers' Liability Insurance. F & M will provide the officers and directors of BANK and CNB with directors' and officers' liability insurance (without any exclusion of prior acts) with the same limits of liability, deductibility and terms and conditions as is provided by F & M to its other subsidiaries. This representation is intended to create a contractual right for the benefit of BANK's and CNB's officers and directors and may be separately enforced by them subsequent to consummation of the transaction contemplated by this Agreement in the event F & M fails to comply with this covenant, provided, however, that nothing herein shall obligate F & M to provide such coverage if it determines in its sole discretion not to provide such coverage to all of its subsidiary banks or to offer such coverage to its subsidiary banks, including BANK, with different limits of liability, deductibilities or other terms and conditions than those under the coverage currently in force, without any exclusion for prior acts, however.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of CNB and BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, except as publicly announced by CNB or BANK and/or as reflected in public filings made by CNB or BANK with the OCC or the FRB, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and CNB and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

         8.2 Compliance with Covenants. CNB and BANK shall have performed all of their obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by them from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

         8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, CNB or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

         8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by CNB's and BANK's directors and shareholders in accordance with the laws of the State of Wisconsin.

         8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired, provided the failure to obtain the same was not the result of an act or omission by F & M.

         8.6 Accuracy of Financial Statements. In the event interim financial statements are provided to F & M by CNB or BANK, F & M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of CNB or BANK furnished to F & M and Subsidiary for periods ended after December 31, 1995.

         8.7 Legal Opinion. F & M shall have received the opinion of CNB Counsel referred to in subparagraph 10.3(d).

         8.8 Time Limit on Closing. Closing shall have taken place by August 31, 1997.

         8.9 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M may reasonably request shall have been delivered to F & M. CNB and BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

         8.10 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the CNB Common to consummate the merger.

         8.11 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         8.12 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the CNB Shareholders shall have executed and delivered documents assigning their shares of CNB Common to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

         8.13 Affiliates of BANK. Each person who shall be deemed to be an "affiliate" of CNB within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.13, dated as of the Effective Time.

         8.14 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method.

         8.15 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the execution of this Agreement but prior to the Closing Date.

         8.16 Tax Status. No information has been discovered or made known to F & M to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

         8.17 Dissenters' Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests, shall be paid in cash, including amounts paid for fractional shares and amounts paid to CNB Shareholders who exercise their dissenters rights under Wis. Stats. Section 180.

         8.18 Employment Agreements. BANK and Timothy P. McGettigan shall have executed the employment agreement in the form attached hereto as Exhibit 3.8.

         8.19 Accounting Adjustments. Prior to the Valuation Date, the loans identified on Exhibit 3.4(a) shall either be collected in full or the uncollected portion thereof written off and charged against the reserve for loan and lease losses. In addition, BANK shall, prior to the Valuation Date, make the adjustments for the items shown on Exhibit 8.19.

         8.20 BANK Earnings. The Actual Earnings of BANK from January 1, 1997 through the month end prior to the month in which closing occurs, determined in accordance with generally accepted accounting principles, applied on a consistent basis shall not be less than the Minimum Earnings from January 1, 1997, through the month end prior to the month in which closing occurs.

9.       Conditions Precedent to CNB's Obligations.

         Each and every obligation of CNB to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         9.1 Truth of Representations and Warranties. The representations and warranties made by F & M and Subsidiary in this Agreement or given on their behalf hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, except as publicly announced by F & M or Subsidiary and/or reflected in public filings made by F & M or Subsidiary with the SEC or the FRB as this may affect the statements in paragraph 5.1(c), and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and F & M and Subsidiary shall have complied with all other terms, conditions and covenants of this Agreement.

         9.2 F & M's Compliance. F & M and Subsidiary shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

         9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, CNB or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M or Subsidiary in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as CNB may reasonably request shall have been delivered to CNB. F & M shall have delivered certificates in such detail as CNB may reasonably request as to compliance with the conditions set forth in this Article 9.

         9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by CNB or BANK.

         9.6 Time Limit on Closing. Closing shall have taken place by August 31, 1997.

         9.7 Legal Opinion. CNB shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

         9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         9.9 Tax Status. No information has been discovered or made known to CNB to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

         9.10 Tax Opinion. CNB Shareholders shall have received an opinion from F & M Counsel satisfactory to CNB and for the benefit of CNB shareholders to the effect that the transaction contemplated by this Agreement shall be tax-free to those CNB Shareholders who receive F & M Common in exchange for their CNB Common (excluding fractional or dissenting shares).

         9.11 Shareholder Vote. CNB Shareholders and directors shall have approved the transaction as required by applicable law.

         9.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M or Subsidiary, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the CNB Stock to consummate the merger.

10.      Closing.

         10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

         10.2 Rights of CNB Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of CNB Common, each such outstanding certificate, which prior to the Effective Time represented shares of CNB Common, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing CNB Common shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F & M Common into which such CNB Common has been converted, shall be withheld by F & M. Upon the subsequent surrender and exchange of such CNB Common certificates, such holder of record of the certificates formerly representing shares of CNB Common (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F & M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F & M Common to former CNB Shareholders who have tendered their certificates for their shares of CNB Common at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

         10.3 Documents to be Delivered by CNB. At the time of or prior to the closing, CNB shall deliver the following documents:

                 (a) A certificate by the chairman, vice-chairman or president of CNB and BANK that to the best of such officers' knowledge (i) that the representations and warranties made by CNB and/or BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that CNB and BANK have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by CNB and/or BANK to F_& M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

                 (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

                 (c) Copies of the Articles of Incorporation and Bylaws of CNB and BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

                 (d) A written opinion from CNB counsel dated as of the Closing Date addressed to F & M and F & M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(d).

                 (e) Certified copies of resolutions adopted by CNB's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin and of the action taken by the CNB's Shareholders to approve the merger as provided by the laws of the State of Wisconsin.

                 (f) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

         10.4 Documents to be Delivered by F & M and Subsidiary. At the closing F & M and Subsidiary shall deliver the following documents:

                 (a) Certificates for shares of F & M Common as determined under Article 3 of this Agreement which condition shall be met by authorization by F & M to its exchange agent to release such shares to the CNB Shareholders when all conditions to this transaction have been met or waived. Such certificates will be in the name of CNB Shareholders entitled to the same in accordance with their interest in CNB as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by the CNB Shareholders.

                 (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

                 (c) A certificate by an officer of F & M that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date,
(ii) that F & M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F & M to CNB are true, correct and complete as of the Closing Date.

                 (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to CNB and CNB Counsel in form and substance substantially in the form attached hereto as Exhibit 10.4(d).

                 (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F & M and CNB, reasonably satisfactory in form and substance to F & M Counsel, to the effect that the shares of F & M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

                 (f) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.      Law Governing.

         This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.      Assignment.

         This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.      Amendment and Modification.

         This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M and CNB.

14.      Abandonment.

         This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

                 (a) If the parties are unable to reach agreement pursuant to paragraph 3.4(a), or by mutual consent of F & M and CNB;

                 (b)  By F & M if (i) any of the conditions provided for in
Article 8 of this Agreement have not been met and have not been waived in writing by F & M, or (ii) the F & M Selling Price is more than Thirty-three and 50/100 Dollars ($33.50) per share provided, however, that if this price per share is exceeded after F & M has publicly announced that it is being acquired by a third party this right to terminate shall not be applicable; or

                 (c) By CNB if (i) exercises its rights to terminate under paragraph 3.4(a), (ii) any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by BANK, (iii)
a public announcement by   F & M that an agreement has been reached for F & M
to be acquired by a third party if CNB gives written notice to F & M of its election to do so within twenty (20) days of the date of such announcement, or
(iv) the F & M Selling Price is less than Twenty-seven and 50/100 Dollars ($27.50) per share.

                 (d) In the event of a breach of this Agreement, by notice from the other party to the breaching party as set forth below.

         In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F & M Selling Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

                 (e) If this Agreement or the transaction contemplated hereby is terminated by F & M for any reason other than those set forth in subparagraphs 14(a) or (b), F & M shall promptly [in any event within five (5) business days after such termination] pay CNB a fee equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00).

         If this Agreement or the transaction contemplated hereby is terminated by CNB for any reason other than those set forth in subparagraphs 14(a) or (c), CNB shall promptly [in any event within five (5) business days after such termination] pay F & M a fee equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00).

                 (f) In the event F & M declares a stock dividend or stock split, the maximum and minimum F & M Selling Price set forth in subparagraphs
(b) and (c), above, and in paragraph 1.12, shall be proportionately adjusted based upon the stock dividend or stock split.

15.      Notices.

         All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

                 (a) If to CNB, to Timothy P. McGettigan, c/o The Citizen's National Bank of Darlington, 207 Wells Street, P.O. Box 90, Darlington, Wisconsin, FAX: 608-776-2689, with a copy to John Knight, Esq., Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927, FAX: 608-283-1709.

                 (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

         The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.      Entire Agreement.

         This Agreement, with Exhibits, embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.      Counterparts.

         This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.      Binding Effect.

         This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19. Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20. Confidentiality. Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and CNB.

21.      Further Documents.

         F & M, Subsidiary, and CNB agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        F & M BANCORPORATION, INC. ("F & M")


                                        By:/s/ Gail E. Janssen
                                           -----------------------------------
                                               Gail E. Janssen, Chairman and CEO


                                        ATTEST:


                                        By:/s/ Janet M. Lakso
                                           ------------------------------------
                                               Janet M. Lakso, Secretary

                                        F & M MERGER CORPORATION ("Subsidiary")


                                        By:/s/ Gaile E. Janssen
                                           --------------------------------
                                                Gail E. Janssen, Chairman

                                        ATTEST:


                                        By:/s/ Daniel E. Voet
                                           --------------------------------
                                                Daniel E. Voet, Secretary




                                        CITIZEN'S NATIONAL BANCORPORATION, INC.
                                        ("CNB")

                                        By:/s/ Timothy P. McGettigan
                                           --------------------------------
                                                Timothy P. McGettigan, President


                                        ATTEST:


                                        By:/s/ Robert D. Martin
                                           ---------------------------------
                                        Robert D. Martin, Executive
                                         Vice President